Exhibit (j)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-71424 of Nicholas Liberty Fund (a series of Nicholas Family of Funds, Inc.), on Form N-1A of our report dated February 3, 2003 appearing in the Annual Report of Nicholas Liberty Fund (a series of Nicholas Family of Funds, Inc.) for the year ended December 31, 2002, and to the references to us under the headings "Financial Highlights" and "Independent Auditors" in the prospectus and "Independent Auditors" and "Financial Information" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois

April 25, 2003